Prospectus Supplement No. 5 Filed Pursuant to Rule 424(b)(3)
  Registration No. 333-168966

Prospectus Supplement No. 5 dated August 1, 2011
(To Prospectus dated December 1, 2010)

9,893,180 SHARES OF COMMON STOCK

This prospectus supplement no. 5 amends and supplements that certain prospectus dated December 1, 2010, as supplemented by that certain prospectus supplement no. 1, dated January 14, 2011, prospectus supplement no. 2, dated April 13, 2011, prospectus supplement no. 3, dated July 21, 2011 and prospectus supplement no. 4 dated July 26, 2011 (collectively, the “Prospectus”) relating to the resale of up to 9,893,180 shares of common stock, par value $0.001, of Raptor Pharmaceutical Corp., a Delaware corporation (the “Company”), including shares issuable upon the exercise of warrants to purchase the Company’s common stock, by the selling stockholders identified in the Prospectus.

This prospectus supplement no. 5 is not complete without, and may not be delivered or used except in connection with, the Prospectus. This prospectus supplement no. 5 is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement no. 5 updates and supersedes the information contained in the Prospectus, including any supplements or amendments thereto.

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INVESTING IN THE COMPANY’S COMMON STOCK INVOLVES SUBSTANTIAL RISKS.  SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMPANY’S COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT NO. 5.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus supplement is August 1, 2011.
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SELLING STOCKHOLDERS

On May 2, 2011, CAP Fund, L.P. changed its name to BBT Master Fund, L.P.  Effective as of June 30, 2011, SRI Fund, L.P. transferred the warrants exercisable for shares of our common stock and shares of our common stock held by it to BBT Master Fund, L.P.  SRI Fund, L.P. and CAP Fund, L.P. are both named selling stockholders in the Prospectus.  Accordingly, the warrants exercisable for shares of our common stock and shares of our common stock previously held by SRI Fund, L.P. and CAP Fund, L.P. are now owned by BBT Master Fund, L.P.

Effective as of June 6, 2011, Deerfield Special Situation Fund, L.P. and Deerfield Special Situations Fund International, Limited transferred a portion of the warrants exercisable for shares of our common stock held by them to Capital Ventures International and Midsummer Small Cap Master, Ltd.  Deerfield Special Situation Fund, L.P., Deerfield Special Situations Fund International, Limited and Capital Ventures International are all named selling stockholders in the Prospectus.

The information in the table appearing under the heading “Selling Stockholders” beginning on page 85 of the Prospectus is hereby amended by adding the information below with respect to persons not previously listed in the Prospectus or in any amendments or supplements thereto, and by superseding the information with respect to persons listed in the Prospectus or in any amendments or supplements thereto that are listed below:

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (2)	Shares Sold in the Offering	Shares Issuable Upon Exercise of Warrants Sold in the Offering	Shares Beneficially Owned After the Offering	Percentage of Outstanding Shares Beneficially Owned After the Offering (1)
BBT Master Fund, L.P.	245,460	**	122,730	122,730	0	**
Deerfield Special Situations Fund, L.P. (3)	643,976	1.8%	0	643,976	0	**
Deerfield Special Situations Fund International, Limited (3)	1,007,244	2.8%	0	1,007,244	0	**
Capital Ventures International	650,202	1.9%	0	525,202	125,000	**
Midsummer Small Cap Master, Ltd.	100,000	**	0	100,000	0	**

** Less than 1.0%
(1) Assumes all of the shares of common stock offered are sold. Based on 34,780,766 shares outstanding as of July 28, 2011.
(2)     Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(3)    In connection with the 2010 Private Placement, Deerfield Special Situations Fund, L.P. and Deerfield Special Situations Fund International, Limited (or collectively, the “Deerfield Funds”) were issued warrants to purchase up to an aggregate of 1,951,220 shares of common stock.  The Deerfield Funds are affiliated with Deerfield Management Company, L.P.  The warrants issued to the Deerfield Funds in the 2010 Private Placement are exercisable only to the extent that the number of shares beneficially held by the entities affiliated with Deerfield Management Company, L.P. does not exceed 9.999% of the outstanding stock of the Company.  The principal business address of each of the Deerfield Funds is 780 Third Avenue, 37th Floor, New York, NY  10017.